Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The Washington Savings Bank, F.S.B., a Federally chartered Savings Bank

WSB Investments, a Delaware corporation, a subsidiary of The Washington Savings Bank, F.S.B.

WSB Inc., a Maryland corporation